Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Invesco Senior Loan Fund of our report dated April 26, 2023 relating to the financial statements and financial highlights of Invesco Senior Loan Fund which appears in Invesco Senior Loan Fund’s Annual Report on Form N-CSR for the year ended February 28, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Highlights,” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 26, 2023